Wonder Auto Receives Letter from NASDAQ

JINZHOU, China, March 25, 2011 -- Wonder Auto Technology, Inc. ("Wonder Auto" or "the Company") (NASDAQ: WATG), a leading manufacturer of automotive electrical parts, safety products, suspension products and engine accessories in China, today announced that, as expected, it received a notification letter from the Nasdaq Stock Market ("Nasdaq") indicating that the Company was not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of periodic reports with the U.S. Securities and Exchange Commission (the “Nasdaq Letter”).  The Company received the Nasdaq Letter because it has not timely filed its annual report on Form 10-K for the fiscal year ended December 31, 2010.  The Nasdaq Letter has no immediate effect on the listing or trading of Wonder Auto's common stock on Nasdaq.

As previously announced in the Company's Form 12b-25 filed with the U.S. Securities and Exchange Commission on March 17, 2011, the filing of the Company’s 10-K for the year ended December 31, 2010 has been delayed due to the Company’s determination that its financial statements as of and for the years ended December 31, 2008 and 2009, included in its Annual Report on Form 10-K for the year ended December 31, 2009, as well as the financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 during each of the years 2008 and 2009, should no longer be relied upon due to a cutoff error regarding timing of revenue in such periods. The Company is continuing to evaluate the impact of the cutoff errors on its financial results for the year ended December 31, 2010 and on its internal control over financial reporting as of December 31, 2010. Subject to the evaluation described above, the Company continues to expect to meet the guidance for revenue and profit for the year ended December 31, 2010 previously announced in its press release dated November 9, 2010.

The Company received the Nasdaq Letter on March 23, 2011.  Pursuant to the Nasdaq Letter, the Company has 60 calendar days, or until May 23, 2011, to submit a plan to Nasdaq to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts Wonder Auto's plan of compliance, Nasdaq may grant the Company an extension of up to 180 calendar days from the due date of the annual report on Form 10-K, or until September 12, 2011, to regain compliance.

Safe Harbor Statement
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among other things, statements regarding the impact of the Nasdaq Letter on the listing and trading of the Company’s common stock on Nasdaq; the Company’s expectations with respect to meeting its previously announced guidance for revenue and profit for the year ended December 31, 2010; statements relating to the Company’s expectations regarding the market for its automotive products; the Company’s expectations regarding the continued growth of the automotive industry; the Company’s beliefs regarding the competitiveness of its automotive products; the Company’s expectations regarding the expansion of its manufacturing capacity; the Company’s expectations with respect to increased revenue and earnings growth and its ability to increase production volumes; the Company’s future business development, results of operations and financial condition; competition from other manufacturers of automotive electrical products; the Company’s ability to integrate acquired subsidiaries and operations into existing operations; market conditions affecting the Company’s equity capital; the Company’s ability to successfully implement its selective acquisition strategy and changes in general economic conditions.  Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "expect," "may," "should," "anticipate," "future," "intend," "is/are likely to," "proposed," "estimate" or similar expressions. Such information is based upon assumptions and expectations of the Company’s management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond the Company’s control and based upon premises with respect to future business decisions, which are subject to change.  The Company does not undertake to update the forward-looking statements contained in this press release.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company’s most recent Quarterly Reports on 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and the Company’s subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov. All information provided in this current report and in the attachments is as of the date of this press release.

About Wonder Auto
Wonder Auto Technology, Inc. is a Nevada holding company with operating subsidiaries in China primarily engaged in the business of designing, developing, manufacturing and selling automotive electric parts, automotive safety products, suspension products and engine components. Our products include alternators and starters, airbags, pretensioners and steering wheels, engine valves and tappets, and rods and shafts for use in shock absorber systems. We have been manufacturing alternators and starters in China since 1997, and according to the China Association of Automobile Manufacturers, in 2009 we ranked second and fourth in sales revenue in the Chinese market for automobile alternators and starters, respectively. Our subsidiary Jinzhou Jinheng has been designing and developing airbags for over 10 years. We believe that we were the largest Chinese brand airbag manufacturer in terms of sales volume in 2009 and the biggest Chinese pretensioner manufacturer. Our subsidiary Jinan Worldwide has been producing engine valves and tappets for over 50 years. We believe we are now one of the largest manufacturers of engine valves and tappets in China in terms of sales volume. Our subsidiary Jinzhou Wanyou is supplying rods and shafts to suspension system manufacturers worldwide. We believe that we are one of the largest independent suppliers of rods and shafts for suspension system manufacturers in the world in terms of sales volume.

Our products are used in a wide range of passenger and commercial automobiles, and we are especially focused on the fast-growing small- to-medium sized engine passenger vehicle market. We sell our products primarily within China to well-known domestic and international automobile original equipment manufacturers, or OEMs, engine manufacturers and automotive parts suppliers. We are increasingly exporting our products to international markets.

For more information, please contact:

Patrick Sun
Director of Investor Relations
Tel: +86-10-8478-5339
Cell: +86-186-1119-1246
Cell: +1-646-736-7588
Email: ir@watg.cn